EXHIBIT 99.1

The Chemours Company Reports Second Quarter 2024 Results

Wilmington, Del., August 1, 2024 – The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global leader in delivering innovative performance chemistry through Titanium Technologies (“TT”), Thermal & Specialized Solutions (“TSS”), and Advanced Performance Materials (“APM”), today announced its financial results for the second quarter 2024.

Key Second Quarter 2024 Results & Highlights

•
Net Sales of $1.5 billion, down 6% year-over-year
•
Net Income attributable to Chemours of $70 million, or $0.46 per diluted share, compared with a Net Loss attributable to Chemours of $376 million, or $2.52 per diluted share, in the corresponding prior-year quarter
•
Adjusted Net Income1 of $57 million, or $0.38 per diluted share, compared with $167 million, or $1.10 per diluted share, in the corresponding prior-year quarter
•
Adjusted EBITDA1,2 of $206 million compared to $324 million in the corresponding prior-year quarter
•
Cash flows used in operations were $620 million, reflecting the usage of $606 million from previously funded restricted cash and restricted cash equivalents designated for the now complete, U.S. Water District Settlement Agreement; capital expenditures of $73 million
•
Cash returned to shareholders through dividends of $38 million in the quarter
•
Received permit to expand Teflon™ PFA resin production under APM Performance Solutions; a critical material for semiconductor manufacturing

“Second-quarter Net Sales were in line with expectations, yet Adjusted EBITDA fell short due to persistently high HFC inventory levels in the market and marginally higher corporate expenses. We exceeded our 15% sequential volume growth target in TT despite a three-week unplanned shutdown of our Altamira facility, which is now operational, maintaining our customer commitments with contingency plans in place,” said Chemours CEO Denise Dignam. “Demand for our Opteon™ Refrigerants remains strong in stationary and automotive aftermarket end-markets, while our APM business is starting to reflect modest strength amid recent macroeconomic weakness. Additionally, the appointment of Shane Hostetter as our new CFO strengthens our leadership team with his strong background in capital allocation and strategic execution, further advancing our commitment to creating shareholder value through our innovation-led growth initiatives across each of our businesses. As part of our growth focus in APM Performance Solutions, we recently received our permit to expand production for Teflon™ PFA – a critical material supporting semiconductor manufacturing.”

1 Non-GAAP measures, including Adjusted Net Income, Adjusted EPS and Adjusted EBITDA referred to throughout, principally exclude the impact of recent litigation settlements for legacy environmental matters and associated fees, in addition to other unallocated items – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

2 Adjusted EBITDA excludes net income attributable to noncontrolling interests, net interest expense, depreciation and amortization, and all remaining provision for income taxes from Adjusted Net Income. See the corresponding reconciliation referenced in footnote #1.

EXHIBIT 99.1

Total Chemours

	Q2 2024	Q2 2023	Y-o-Y % ∆	Q1 2024	Q-o-Q % ∆
Net Sales (millions)	$1,538	$1,643	(6)%	$1,350	14%
Adjusted EBITDA[1,2] (millions)	$206	$324	(36)%	$193	7%

Second quarter 2024 Net Sales of $1.5 billion were 6% lower than the prior-year quarter, reflecting a 1% increase in volume, coupled with a 6% decline in price, while portfolio and currency impacts both separately posed a slight 1% headwind.

Second quarter 2024 Net Income attributable to Chemours was $70 million, or $0.46 per diluted share, compared to Net Loss attributable to Chemours of $376 million in the prior-year quarter. Adjusted EBITDA for the second quarter of 2024 was $206 million, compared to $324 million in the prior-year quarter. Adjusted EBITDA declines were driven by lower pricing and to a lesser degree currency, higher costs and portfolio changes, partially offset by increased volumes.

Titanium Technologies

	Q2 2024	Q2 2023	Y-o-Y % ∆	Q1 2024	Q-o-Q % ∆
Net Sales (millions)	$673	$707	(5)%	$588	14%
Adjusted EBITDA (millions)	$80	$87	(8)%	$70	14%
Adjusted EBITDA Margin	12%	12%	0 ppt	12%	0 ppt

TT segment second quarter 2024 Net Sales were $673 million, down 5% compared to the second quarter 2023. The decrease in Net Sales was driven by declines in price of 7% and currency of 1%, partially offset by a 3% increase in volume. Volume growth compared to the prior-year was driven by stronger demand in Asia Pacific (excluding China) and North America, despite the unplanned downtime at our Altamira, Mexico manufacturing site due to the extreme drought in the region.

Versus the prior-year quarter, Adjusted EBITDA decreased 8% to $80 million with Adjusted EBITDA Margins remaining flat at 12%, as pricing declines were offset by cost reductions from the TT Transformation Plan. Second quarter costs associated with the unplanned downtime at our Altamira manufacturing site approximated $8 million.

On a sequential basis, Net Sales increased by 14%, driven by a 16% rise in volume exceeding expectations, while pricing and currency each presented a slight 1% headwind.

EXHIBIT 99.1

Thermal & Specialized Solutions

	Q2 2024	Q2 2023	Y-o-Y % ∆	Q1 2024	Q-o-Q % ∆
Net Sales (millions)	$513	$523	(2)%	$449	14%
Opteon™ Refrigerants	$227	$200	14%	$200	14%
Freon™ Refrigerants	$173	$226	(23)%	$173	0%
Foam, Propellants & Other	$113	$97	16%	$76	49%
Adjusted EBITDA (millions)	$161	$214	(25)%	$151	7%
Adjusted EBITDA Margin	31%	41%	(10) ppts	34%	(3) ppts

TSS segment second quarter 2024 Net Sales were $513 million, down 2% compared to the second quarter 2023. The decrease in Net Sales was driven by declines in price of 4%, partially offset by increased volume of 2%, with currency impact flat. Lower TSS pricing was driven by the Freon™ Refrigerants portfolio due to elevated HFC inventory levels on the market and a slower commencement of the cooling season, partially offset by stronger Opteon™ Refrigerants pricing consistent with stronger stationary adoption. Increased volumes were due to volume expansion in the Opteon™ Refrigerants portfolio as a result of the continued adoption in stationary and automotive end-markets, supported by propellant strength in the Foam, Propellants and Other portfolio partially offset by declines in the Freon™ Refrigerants portfolio.

Versus the prior-year quarter, Adjusted EBITDA decreased 25% to $161 million, with Adjusted EBITDA Margin down 10 percentage points to 31%. This decline was primarily driven by lower pricing, increased costs to secure additional near-term quota allowances and reduced fixed cost absorption in our Freon™ Refrigerants production in connection with lower HFC demand due to regulatory step downs under the U.S. AIM Act and the EU F-Gas regulation.

On a sequential basis, Net Sales increased by 14%, driven by higher volume of 17% partially offset by lower pricing of 3%, with currency impact flat. This increase in volumes was reflective of seasonal trends in refrigerants further supported by increased propellant demand in the Foam, Propellants and Other portfolio.

EXHIBIT 99.1

Advanced Performance Materials

	Q2 2024	Q2 2023	Y-o-Y % ∆	Q1 2024	Q-o-Q % ∆
Net Sales (millions)	$339	$387	(12)%	$299	13%
Advanced Materials	$206	$247	(17)%	$186	11%
Performance Solutions	$133	$140	(5)%	$113	18%
Adjusted EBITDA (millions)	$45	$81	(44)%	$30	50%
Adjusted EBITDA Margin	13%	21%	(8) ppts	10%	3 ppts

APM segment second quarter 2024 Net Sales were $339 million, down 12% compared to the second quarter 2023. This decrease was driven by declines in price, volume and currency of 7%, 4% and 1% respectively. The price decline was primarily driven by softer market dynamics across the Advanced Materials portfolio and product mix across the Performance Solutions portfolio compared to the previous year. Volume declines were concentrated in the Advanced Materials portfolio due to weaker demand in more economically sensitive end markets.

Versus the prior-year quarter, Adjusted EBITDA decreased 44% to $45 million, with Adjusted EBITDA Margin down 8 percentage points to 13%. This was primarily driven by lower pricing and currency.

On a sequential basis, Net Sales rose by 13%, driven by a 16% increase in volume, partly offset by lower pricing of 2% and a 1% currency headwind. These gains were primarily influenced by a modest recovery in economically sensitive end markets across the portfolio.

Other Segment

The Performance Chemicals and Intermediates business in the Company’s Other Segment had Net Sales and Adjusted EBITDA for the second quarter 2024 of $13 million and $3 million, respectively.

Corporate Expenses3

Corporate Expenses were a $77 million offset to Adjusted EBITDA in the second quarter 2024, up $14 million versus the prior-year quarter. This increase was primarily related to costs associated with addressing material weaknesses in internal controls over financial reporting and the implementation of recommendations stemming from the Audit Committee's Internal Review.

3Consolidated Adjusted EBITDA also reflect additional unallocated costs of $5 million and $6 million in Q1 2024 and Q2 2024, respectively. These costs are reflected in consolidated Adjusted EBITDA results only.

EXHIBIT 99.1

Liquidity

As of June 30, 2024, consolidated gross debt was $4.0 billion. Debt, net of $604 million in unrestricted cash and cash equivalents, was $3.4 billion, resulting in a net leverage ratio of approximately 4.4x times on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.5 billion, comprised of $604 million in unrestricted cash and cash equivalents and $852 million of revolving credit facility capacity, net of outstanding letters of credit.

Operating cash usage in the second quarter of 2024 totaled $620 million, an increased usage of $687 million compared to the prior-year quarter. This higher usage of operating cash flow reflects the outflow of $606 million in restricted cash and cash equivalents, which represented the Company’s prior contribution made in 2023, including interest, to the Water District Settlement Fund. The judgment under the U.S. Public Water System Settlement Agreement became final in May 2024, resulting in the Company concurrently transferring its reversionary interest in this fund, derecognizing the associated accrued liability. Capital expenditures for the second quarter of 2024 amounted to $73 million, compared to $58 million in the prior-year quarter. During the quarter, the Company paid $38 million in dividends to shareholders.

Outlook

The Company anticipates a low to mid-single digit sequential decline in Net Sales for the third quarter, reflective of:

•
Residual impacts from Q2 unplanned downtime at our Altamira, Mexico manufacturing site in TT
•
Refrigerant seasonality paired with weaker Freon™ Refrigerants pricing in TSS
•
A continued modest recovery in APM

These core Net Sales assumptions for the third quarter also project continued strong adoption of Opteon™ Refrigerants, with anticipated double-digit year-over-year growth, and APM’s Performance Solutions portfolio showing strong year-over-year growth.

Additionally, the Company anticipates a high-single digit sequential decline in Adjusted EBITDA for the third quarter, reflecting approximately $15 to $20 million of costs related to the unplanned shutdown at Altamira. Corporate expenses are expected to be lower on a sequential basis as efforts around controls remediation continue but with costs concentrated in the first half.

Conference Call

As previously announced, Chemours will hold a conference call and webcast on August 2, 2024, at 8:00 AM Eastern Daylight Time. Access to the webcast and materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

EXHIBIT 99.1

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in providing industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and advanced electronics, general industrial, and oil and gas. Through our three businesses – Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials – we deliver application expertise and chemistry-based innovations that solve customers’ biggest challenges. Our flagship products are sold under prominent brands such as Ti-Pure™, Opteon™, Freon™, Nafion™, Teflon™, Viton™, and Krytox™. Headquartered in Wilmington, Delaware and listed on the NYSE under the symbol CC, Chemours has approximately 6,100 employees and 28 manufacturing sites and serves approximately 2,700 customers in approximately 110 countries.

For more information, visit chemours.com or follow us on X (formerly Twitter) @Chemours or LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Total Debt Principal, Net and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, which adjust for (i) certain non-cash items, (ii) certain items we believe are not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items to evaluate the Company's performance in order to have comparable financial results to analyze changes in our underlying business from period to period. Additionally, Total Debt Principal, Net and Net Leverage Ratio are utilized as liquidity measures to assess the cash generation of our businesses and on-going liquidity position.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, guidance on Company and segment performance for the third quarter of 2024. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties including the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, remediation of material weaknesses and internal control over financial reporting, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to develop and commercialize new products or technologies and obtain necessary regulatory approvals, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements also may involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions, geopolitical conditions and global health events and weather events, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, and in our Annual Report on Form 10-K for the year ended December 31, 2023. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Brandon Ontjes
Vice President, Investor Relations
+1.302.773.3309

investor@chemours.com

Kurt Bonner
Manager, Investor Relations
+1.302.773.0026
investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Corporate Media & Brand Reputation Leader
+1.302.219.7140
media@chemours.com

The Chemours Company

Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$1,538	$1,643	$2,887	$3,179
Cost of goods sold	1,232	1,233	2,294	2,401
Gross profit	306	410	593	778
Selling, general, and administrative expense	139	779	281	903
Research and development expense	26	28	53	54
Restructuring, asset-related, and other charges	3	(1)	7	15
Total other operating expenses	168	806	341	972
Equity in earnings of affiliates	11	13	23	25
Interest expense, net	(66)	(48)	(128)	(90)
Other (expense) income, net	(1)	(2)	2	(1)
Income (loss) before income taxes	82	(433)	149	(260)
Provision for (benefit from) income taxes	12	(57)	28	(30)
Net income (loss)	70	(376)	121	(230)
Less: Net income attributable to non-controlling interests	—	—	—	1
Net income (loss) attributable to Chemours	$70	$(376)	$121	$(231)
Per share data
Basic earnings (loss) per share of common stock	$0.47	$(2.52)	$0.81	$(1.55)
Diluted earnings (loss) per share of common stock	0.46	(2.52)	0.81	(1.55)

The Chemours Company

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$604	$1,203
Restricted cash and restricted cash equivalents	15	604
Accounts and notes receivable, net	896	610
Inventories	1,368	1,352
Prepaid expenses and other	54	66
Total current assets	2,937	3,835
Property, plant, and equipment	9,440	9,412
Less: Accumulated depreciation	(6,283)	(6,196)
Property, plant, and equipment, net	3,157	3,216
Operating lease right-of-use assets	251	260
Goodwill	102	102
Other intangible assets, net	3	3
Investments in affiliates	169	158
Other assets	630	677
Total assets	$7,249	$8,251
Liabilities
Current liabilities:
Accounts payable	$938	$1,159
Compensation and other employee-related cost	73	89
Short-term and current maturities of long-term debt	37	51
Current environmental remediation	127	129
Other accrued liabilities	382	1,058
Total current liabilities	1,557	2,486
Long-term debt, net	3,951	3,987
Operating lease liabilities	195	206
Long-term environmental remediation	453	461
Deferred income taxes	41	44
Other liabilities	327	328
Total liabilities	6,524	7,512
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 198,141,762 shares issued and 149,252,314 shares outstanding at June 30, 2024; 197,519,784 shares issued and 148,587,397 shares outstanding at December 31, 2023)	2	2
Treasury stock, at cost (48,889,448 shares at June 30, 2024 and 48,932,387 at December 31, 2023)	(1,805)	(1,806)
Additional paid-in capital	1,045	1,033
Retained earnings	1,828	1,782
Accumulated other comprehensive loss	(347)	(274)
Total Chemours stockholders’ equity	723	737
Non-controlling interests	2	2
Total equity	725	739
Total liabilities and equity	$7,249	$8,251

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net income (loss)	$121	$(231)
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	145	157
Gain on sales of assets and businesses	(3)	—
Equity in earnings of affiliates, net	(20)	(21)
Amortization of debt issuance costs and issue discounts	6	4
Deferred tax benefit	(12)	(71)
Asset-related charges	—	11
Stock-based compensation expense	7	7
Net periodic pension cost	2	4
Defined benefit plan contributions	(7)	(7)
Other operating charges and credits, net	(18)	(5)
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(289)	(261)
Inventories and other current operating assets	(15)	(17)
Other non-current operating assets	52	43
(Decrease) increase in operating liabilities:
Accounts payable	(178)	(209)
Other current operating liabilities	(690)	530
Other non-current operating liabilities	(11)	9
Cash used for operating activities	(910)	(57)
Cash flows from investing activities
Purchases of property, plant, and equipment	(175)	(149)
Proceeds from sales of assets and businesses	3	(8)
Foreign exchange contract settlements, net	(1)	—
Other investing activities	2	—
Cash used for investing activities	(171)	(157)
Cash flows from financing activities
Debt repayments	(5)	(6)
Payments on finance leases	(6)	(6)
Proceeds from supplier financing program	47	47
Payments to supplier financing program	(61)	(48)
Purchases of treasury stock, at cost	—	(51)
Proceeds from exercised stock options, net	8	9
Payments related to tax withholdings on vested stock awards	(3)	(18)
Payments of dividends to the Company's common shareholders	(74)	(75)
Cash received from non-controlling interest shareholder	—	1
Cash used for financing activities	(94)	(147)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(13)	2
Decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(1,188)	(359)
Cash, cash equivalents, restricted cash and restricted cash equivalents at January 1,	1,807	1,304
Cash, cash equivalents, restricted cash and restricted cash equivalents at June 30,	$619	$945

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$44	$53
Treasury Stock repurchased, not settled	—	1

Certain prior period amounts have been revised to correct for certain immaterial errors related to the financial statement presentation of a supplier financing program, which is more fully described in our Annual Report on Form 10-K for the year ended December 31, 2023. Certain prior period amounts have been reclassified to conform to the current period presentation, the effect of which was not material to the Company’s interim consolidated financial statements.

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended June 30,		Increase /	March 31,	Increase /
	2024	2023	(Decrease)	2024	(Decrease)
Titanium Technologies	$673	$707	$(34)	$588	$85
Thermal & Specialized Solutions	513	523	(10)	449	64
Advanced Performance Materials	339	387	(48)	299	40
Other Segment	13	26	(13)	14	(1)
Total Net Sales	$1,538	$1,643	$(105)	$1,350	$188

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended June 30,		Increase /	March 31,	Increase /
	2024	2023	(Decrease)	2024	(Decrease)
Titanium Technologies	$80	$87	$(7)	$70	$10
Thermal & Specialized Solutions	$161	$214	$(53)	$151	$10
Advanced Performance Materials	$45	$81	$(36)	$30	$15
Other Segment	$3	$5	$(2)	$2	$1

Quarterly Change in Net Sales from the three months ended June 30, 2023

	June 30, 2024	Percentage Change vs.	Percentage Change Due To
	Net Sales	June 30, 2023	Price	Volume	Currency	Portfolio
Total Company	$1,538	(6)%	(6)%	1%	—%	(1)%

Titanium Technologies	$673	(5)%	(7)%	3%	(1)%	—%
Thermal & Specialized Solutions	513	(2)%	(4)%	2%	—%	—%
Advanced Performance Materials	339	(12)%	(7)%	(4)%	(1)%	—%
Other Segment	13	(50)%	(5)%	2%	—%	(47)%

Quarterly Change in Net Sales from the three months ended March 31, 2024

	June 30, 2024	Percentage Change vs.	Percentage Change Due To
	Net Sales	March 31, 2024	Price	Volume	Currency	Portfolio
Total Company	$1,538	14%	(2)%	16%	—%	—%

Titanium Technologies	$673	14%	(1)%	16%	(1)%	—%
Thermal & Specialized Solutions	513	14%	(3)%	17%	—%	—%
Advanced Performance Materials	339	13%	(2)%	16%	(1)%	—%
Other Segment	13	(7)%	1%	(8)%	—%	—%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including certain litigation related and environmental charges and Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts. Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

	Three Months Ended			Six Months Ended		Twelve Months Ended
	June 30,		March 31,	June 30,		June 30,
	2024	2023	2024	2024	2023	2024	2023
Net income (loss) attributable to Chemours	$70	$(376)	$52	$121	$(231)	$116	$(88)
Non-operating pension and other post-retirement benefit income	(2)	—	(1)	(2)	—	(3)	(2)
Exchange losses (gains), net	7	5	(1)	6	12	32	25
Restructuring, asset-related, and other charges (1)	3	(1)	4	7	15	145	14
Loss (gain) on extinguishment of debt	—	—	—	—	—	1	(7)
(Gain) loss on sales of assets and businesses, net (2)	—	—	(3)	(3)	—	(113)	5
Transaction costs (3)	—	—	—	—	—	16	—
Qualified spend recovery (4)	(8)	(18)	(7)	(15)	(32)	(37)	(63)
Litigation-related charges (5)	(16)	644	—	(16)	645	104	660
Environmental charges (6)	—	1	—	—	1	8	34
Adjustments made to income taxes (7)	(4)	—	2	(3)	(4)	(17)	32
Provision for (benefit from) income taxes relating to reconciling items (8)	7	(88)	2	10	(91)	(36)	(99)
Adjusted Net Income	57	167	48	105	315	216	511
Net income attributable to non-controlling interests	—	—	—	—	1	—	1
Interest expense, net	66	48	63	128	90	247	172
Depreciation and amortization	74	78	71	145	157	295	303
All remaining provision for income taxes (8)	9	31	11	21	65	28	124
Adjusted EBITDA	$206	$324	$193	$399	$628	$786	$1,111

Total debt principal						$4,028	$3,670
Less: Cash and cash equivalents						(604)	(738)
Total debt principal, net						$3,424	$2,932

Net Leverage Ratio (calculated using GAAP earnings) (9)						37.6x	(97.7)x
Net Leverage Ratio (calculated using Non-GAAP earnings) (9)						4.4x	2.6x

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)

(1)
Refer to "Note 4 – Restructuring, Asset-related, and Other Charges" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 for further details. For the twelve months ended June 30, 2024, restructuring, asset-related, and other charges primarily includes charges related to the Titanium Technologies Transformation Plan, shutdown of a production line at the Company's El Dorado site and the charges related to the 2023 Restructuring Program. For the twelve months ended June 30, 2023, restructuring, asset-related, and other charges primarily includes charges related to our decision to abandon implementation of our new ERP software platform and the charges related to the 2022 Restructuring Program.
(2)
For the twelve months ended June 30, 2024, gain on sales of assets and businesses, net includes pre-tax gain on sale of $106 million related to the Glycolic Acid Transaction. For the twelve months ended June 30, 2023, gain on sales of assets and businesses, net includes pre-tax gain on sale of $5 million related to the Beaumont Transaction.
(3)
For the twelve months ended June 30, 2024, transaction costs includes $7 million of costs associated with the New Senior Secured Credit Facilities entered into during 2023, which is discussed in further detail in "Note 20 – Debt" to the Consolidated Financial Statements in our Annual Report on Form 10-K, and $9 million of third-party costs related to the Titanium Technologies Transformation Plan.
(4)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.
(5)
Litigation-related charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other related legal fees. For the twelve months ended June 30, 2024, litigation-related charges includes a $15 million benefit related to insurance recoveries, $55 million of charges related to the Company's portion of Chemours, DuPont, Corteva, EID and the State of Ohio's agreement entered into in November 2023, $13 million related to the Company's portion of the supplemental payment to the State of Delaware, $48 million for other PFAS litigation matters, and $3 million of other litigation matters. For the twelve months ended June 30, 2023, litigation-related charges primarily includes the $592 million accrual related to the United States Public Water System Class Action Suit Settlement plus $24 million of third-party legal fees directly related to the settlement, proceeds from a settlement in a patent infringement matter relating to certain copolymer patents associated with the Company’s Advanced Performance Materials segment and $20 million associated with the Company's portion of the potential loss in the single matter not included in the Leach settlement. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023 for further details.
(6)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain environmental remediation expenses at various sites. For the twelve months ended June 30, 2023, environmental charges include $23 million related to on-site and off-site remediation costs at Fayetteville. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023 for further details.
(7)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(8)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(9)
Net Leverage Ratio calculated using GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by income (loss) before income taxes. Net Leverage Ratio calculated using non-GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Numerator:
Net income (loss) attributable to Chemours	$70	$(376)	$52	$121	$(231)
Adjusted Net Income	57	167	48	105	315
Denominator:
Weighted-average number of common shares outstanding - basic	149,413,167	149,095,543	149,035,200	149,224,183	149,046,585
Dilutive effect of the Company's employee compensation plans (1)	709,893	1,517,177	1,015,169	862,531	1,849,679
Weighted-average number of common shares outstanding - diluted (1)	150,123,060	150,612,720	150,050,369	150,086,714	150,896,264

Basic earnings (loss) per share of common stock (2)	$0.47	$(2.52)	$0.35	$0.81	$(1.55)
Diluted earnings (loss) per share of common stock (1) (2)	0.46	(2.52)	0.34	0.81	(1.55)
Adjusted basic earnings per share of common stock (2)	0.38	1.11	0.32	0.70	2.11
Adjusted diluted earnings per share of common stock (1) (2)	0.38	1.10	0.32	0.70	2.08
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three and six months ended June 30, 2023. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three and six months ended June 30, 2023 as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted earnings per share are calculated based on unrounded numbers.